                                                                   EXHIBIT 11.01


                        FIREARMS TRAINING SYSTEMS, INC.
          STATEMENT REGARDING COMPUTATION OF EARNINGS PER COMMON SHARE
                     (In thousands, except per share data)


                                           BASIC EARNINGS         DILUTED EARNINGS
                                            PER SHARE(1)            PER SHARE(1)
                                         THREE MONTHS ENDED      THREE MONTHS ENDED
                                              JUNE 30,                JUNE 30,
                                         -------------------     -------------------
                                           1999        1998        1999        1998
                                         -------     -------     -------     -------
Weighted average common and common
  shares outstanding                      20,734      20,664      20,734      20,664

Shares issued upon assumed exercise
  of outstanding options                       -           -           -           -
                                         -------     -------     -------     -------
Weighted average common and common
  equivalent shares outstanding           20,734      20,664      20,734      20,664
                                         =======     =======     =======     =======

Net income                               $  (195)    $(2,018)    $  (195)    $(2,018)
                                         =======     =======     =======     =======

Earnings per share                       $ (0.01)    $ (0.10)    $ (0.01)    $ (0.10)
                                         =======     =======     =======     =======

-------------------

(1) Shares reflect a 100,000-for-one stock split in July 1996 in connection with the recapitalization and a split of 1.66-for-one in October 1996.